EXHIBIT 99.1

Shenandoah Telecommunications Company Announces Increased Dividend

EDINBURG, Va., Oct. 22, 2013 (GLOBE NEWSWIRE) -- The Board of Directors of Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) declared a cash dividend of $0.36 per share. The dividend is an increase of $0.03 per share or 9% over the 2012 dividend. The dividend will be payable December 2, 2013, to shareholders of record on November 6, 2013. The total payout to shareholders will be approximately $8.7 million. The Company has paid an annual dividend every year since 1960, when its predecessor Shenandoah Telephone Company declared its first dividend.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

CONTACT: For further information, please contact
         Adele M. Skolits at 540-984-5161